Exhibit 16.1

April 27, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by DSL.net, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of DSL.net’s Form 8-K report dated April 21, 2005. We agree with the statements concerning our Firm in Item 4.01(a) of such Form 8-K and make no comment whatsoever regarding the statements made by DSL.net in Item 4.01(b) or in the paragraph preceding Item 4.01(a).

Very truly yours,

PricewaterhouseCoopers LLP